Filed Pursuant to Rule 424(b)(2)
Registration No. 333-213383-01

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities became automatically effective when it was filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 30, 2016

$175,000,000

Delmarva Power & Light Company

First Mortgage Bonds, 4.15% Series due May 15, 2045

We are offering $175.0 million in aggregate principal amount of our First Mortgage Bonds, 4.15% Series due May 15, 2045, which we refer to as the bonds. We previously issued bonds of this series in an aggregate principal amount of $200.0 million on May 11, 2015. Accordingly, the bonds offered by this prospectus supplement and the accompanying prospectus will:

•	be identical to the terms of the previously issued bonds of this series (other than the initial offering price); and

•	have the same CUSIP number and will be fungible with the previously issued bonds of this series.

Upon the issuance of the bonds offered hereby, the outstanding aggregate principal amount of bonds of this series will be $375.0 million.

We will pay interest on the bonds, on May 15 and November 15 of each year, beginning on May 15, 2017. The bonds will mature on May 15, 2045. Interest on the bonds will accrue from November 15, 2016, the last date on which interest was paid on the previously issued bonds of this series. Purchasers of the bonds must pay for interest accrued from November 15, 2016 to, but excluding, the date of issuance.

The bonds will be secured under our existing mortgage and deed of trust, which constitutes a first lien on substantially all of our properties and franchises as described in this prospectus supplement. See “Description of First Mortgage Bonds—Security.”

We may redeem the bonds in whole or in part at any time at the redemption price calculated as described in this prospectus supplement. See “Description of First Mortgage Bonds—Optional Redemption.” There is no sinking fund for the bonds.

We do not intend to apply for listing of the bonds on any securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the bonds involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Price to Public(1)		Underwriting Discount		Proceeds, before expenses, to us(1)
Per bond		%		%		%
Total	$		$		$

(1)	Without giving effect to accrued interest that must be paid by the purchasers of the bonds from November 15, 2016 to, but excluding, the issuance date. The total amount of accrued interest on December , 2016 will be $ per $1,000 principal amount of the bonds.

The underwriters expect that delivery of the bonds will be made to investors through the book-entry system of The Depository Trust Company, or DTC, including Clearstream Banking, société anonyme and/or Eurostream Bank S.A./N.V., against payment in New York, New York on or about December     , 2016.

Joint Book-Running Managers

BNP PARIBAS	MUFG

CIBC Capital Markets

Senior Co-Manager

KeyBanc Capital Markets

The date of this prospectus supplement is December      , 2016.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time. Some of the information in the accompanying prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters specifying the final terms of the offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. Neither we nor the underwriters or their affiliates and agents have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters or their affiliates and agents are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein and any written communication from us specifying the final terms of the offering is only accurate as of the date of the respective document in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Delmarva Power & Light Company is a subsidiary of Exelon Corporation, or Exelon. The accompanying prospectus also includes information about Exelon and its other affiliates, Exelon Generation Company, LLC, Commonwealth Edison Company, PECO Energy Company, Baltimore Gas and Electric Company and Potomac Electric Power Company and their securities, which does not apply to us or the bonds. The bonds are solely our obligations and not obligations of Exelon or any of its other affiliates.

i

In this prospectus supplement, unless the context indicates otherwise, the words “DPL,” “we,” “our,” “ours” and “us” refer to Delmarva Power & Light Company.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (b) those factors discussed in the following sections of DPL’s 2015 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 14; (c) those factors discussed in the following sections of DPL’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016: Part I, Financial Information, ITEM 1. Financial Statements: Note 18; and (d) other factors discussed herein and in other filings with the SEC by DPL, as applicable. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It may not contain all of the information that is important to you. The “Description of First Mortgage Bonds” section of this prospectus supplement contains more detailed information regarding the bonds. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference herein or therein.

Delmarva Power & Light Company

We are a regulated public utility engaged in the transmission, distribution and default supply of electricity in the State of Delaware and in Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico and Worcester counties in Maryland. Our service territory covers approximately 5,000 square miles and, as of December 31, 2015, had a population of approximately 1.4 million. As of December 31, 2015, we distributed electricity to approximately 515,000 customers, of which approximately 312,000 were located in Delaware and approximately 203,000 were located in Maryland. In 2015, we distributed a total of 12.5 million megawatt hours of electricity, of which 65% was distributed within our Delaware territory and 35% was distributed within Maryland. Approximately 43% of the total megawatt hours were delivered to residential customers and 57% were delivered to commercial and industrial customers.

Our electricity distribution facilities are regulated by the Delaware Public Service Commission, or the DPSC, and the Maryland Public Service Commission, or the MPSC. The rates we are paid for the delivery of electricity in Delaware and Maryland are established by the DPSC and the MPSC, respectively.

Our electricity transmission facilities, and the rates for which we are paid for the transmission of electricity over those facilities, are regulated by the Federal Energy Regulatory Commission, or FERC. These transmission facilities are interconnected with the transmission facilities of contiguous utilities and are part of an interstate power transmission grid over which electricity is transmitted throughout a region encompassing the mid-Atlantic portion of the United States and parts of the Midwest. We are a member of the PJM Regional Transmission Organization, the regional transmission organization designated by FERC to coordinate the movement of wholesale electricity within PJM’s region.

We also supply electricity at regulated rates to retail customers in our service territories who do not elect to purchase electricity from a competitive supplier, which is referred to in this prospectus supplement as default supply. We purchase the electricity required to satisfy our default supply obligations from wholesale suppliers primarily under contracts entered into in accordance with competitive bid procedures approved and supervised by each of the DPSC and the MPSC.

We also supply and deliver natural gas to retail customers and provide transportation-only services to retail customers that purchase natural gas from another supplier and have the natural gas delivered through our distribution facilities. Our natural gas service territory consists of a major portion of New Castle County in Delaware. This service territory covers approximately 275 square miles and, as of December 31, 2015, had a population of approximately 600,000. As of December 31, 2015, we delivered natural gas to approximately 130,000 customers. In 2015, we delivered 20,009,000 Mcf (thousand cubic feet) of natural gas to customers in our Delaware service territory, of which 40% were residential customers, 29% were commercial and industrial customers and 31% were customers receiving a transportation-only service and certain other customers. Intrastate transportation customers pay us distribution service rates approved by the DPSC. Rates for the interstate transportation and sale of wholesale natural gas are regulated by FERC.

We are an indirect, wholly owned subsidiary of Exelon. Exelon is a publicly traded utility services holding company engaged through its principal subsidiaries in the energy generation and energy distribution and transmission businesses. All of the members of our Board of Directors are officers of Exelon and/or DPL, and some of our officers are officers or employees of Exelon or its affiliates. We and Exelon both file periodic reports and other documents with the Securities and Exchange Commission, or SEC.

Our headquarters are located at 500 North Wakefield Drive, 2nd Floor, Newark, Delaware 19702, and our telephone number is 202-872-2000.

The Offering

Issuer	Delmarva Power & Light Company

Securities Offered	$175.0 million in aggregate principal amount of First Mortgage Bonds, 4.15% Series due May 15, 2045. There is currently outstanding $200.0 million in aggregate principal amount of bonds of this series that were issued on May 11, 2015. The bonds offered hereby will be fungible with the previously issued bonds of this series, and both the bonds offered hereby and such previously issued bonds, taken together, will be treated as a single series for all purposes.

Maturity	The bonds will mature on May 15, 2045.

Interest Rate	The interest rate on the bonds is 4.15% per year.

Interest Payment Dates	Interest on the bonds will accrue from November 15, 2016, the last date on which interest was paid on the previously issued bonds of this series. We will pay interest on each May 15 and November 15. The initial interest payment date for the bonds offered hereby will be May 15, 2017.

Security	The bonds will be secured under our existing mortgage and deed of trust, which constitutes a first lien (subject to the conditions and limitations in the instruments through which we claim title to our properties and to excepted encumbrances under the mortgage and deed of trust) on substantially all of our properties and franchises. See “Description of First Mortgage Bonds—Security” in this prospectus supplement.

Optional Redemption	We may redeem all or any portion of the bonds at our option at any time at the redemption price calculated as described under “Description of First Mortgage Bonds—Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest to, but not including, the redemption date.

Use of Proceeds	We estimate that the net proceeds from this offering of the bonds will be approximately $ million after deducting the underwriting discount and our estimated offering expenses, and not including accrued interest on the bonds paid by the purchasers. We intend to use the net proceeds to repay upon maturity $100.0 million aggregate principal amount of our outstanding 5.22% notes due December 30,

2016, or the maturing notes, plus accrued and unpaid interest thereon. We intend to use the remaining net proceeds to repay our outstanding commercial paper and for general corporate purposes. As of December 1, 2016, we had $11.9 million of commercial paper outstanding with a weighted average interest rate of 0.65%. See “Use of Proceeds” in this prospectus supplement.

Sinking Fund	None.

Risk Factors	You should refer to the “Risk Factors” section, beginning on page S-4 of this prospectus supplement, to understand the risks associated with an investment in the bonds.

RISK FACTORS

Investing in the bonds involves risks. Before deciding to invest in the bonds, you should consider carefully the risks identified and discussed under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Additionally, you should consider carefully the discussion of the risks and uncertainties that relate specifically to this offering of bonds and are set forth below as well as any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or written communication that we issue in connection with this offering of bonds or in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus. The risk factors and the risks and uncertainties we discuss in these documents are those that we currently believe may materially affect us, our operations and financial results, or the bonds. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may have a material adverse effect on our business, financial condition or results of operations, or could adversely affect the value of the bonds offered hereby.

We cannot assure you that an active trading market for the bonds will develop.

The First Mortgage Bonds, 4.15% Series due May 15, 2045 currently are not listed on any securities exchange or automated quotation system, and we do not intend to apply for such a listing. There can be no assurance that a trading market for the bonds will develop or, if such a market develops, be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the bonds or the ability of the bondholders to sell their bonds.

The underwriters have informed us that they intend to make a market in the bonds. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the bonds does not develop, purchasers may be unable to resell the bonds for an extended period of time, if at all. Consequently, a bondholder may not be able to liquidate its investment readily, and the bonds may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions under federal securities laws.

The future trading price of the bonds is subject to fluctuation.

Future trading prices of the bonds will depend on many factors including, among other things, prevailing interest rates, the liquidity of the market for the bonds, the market for similar securities, the time remaining to maturity of the bonds and the terms related to optional redemption of the bonds. Future trading prices of the bonds also may be affected by our business, financial condition, results of operations and credit ratings and could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which bondholders will be able to sell their bonds.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the bonds will be approximately $             million after deducting the underwriting discount and our estimated offering expenses, and not including accrued interest on the bonds paid by the purchasers. We intend to use the net proceeds to repay upon maturity $100.0 million aggregate principal amount of the maturing notes, plus accrued and unpaid interest thereon. The maturing notes are collateralized by an equal principal amount of our 5.22% first mortgage bonds due December 30, 2016, which will be extinguished upon repayment of the maturing notes. We intend to use the remaining net proceeds to repay our outstanding commercial paper and for general corporate purposes. As of December 1, 2016, we had $11.9 million of commercial paper outstanding with a weighted average interest rate of 0.65%.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the nine months ended September 30, 2016, and for each of the years in the five-year period ended December 31, 2015.

	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	1.0	3.3	4.2	3.7	3.3	3.4

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income before income tax expense, plus fixed charges. Fixed charges consist of interest expensed, amortization of discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. The ratios for each of the five years in the period ended December 31, 2015 have been revised to reflect DPL’s change in 2016 to a preferable accounting method to classify interest on uncertain tax positions as interest expense/income rather than income tax expense.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table contains selected historical financial information for DPL derived from our financial statements. The selected historical financial information as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 is derived from our unaudited financial statements for the quarter ended September 30, 2016. The selected historical financial information as of September 30, 2015 is derived from our unaudited financial statements for the quarter ended September 30, 2015, revised to reflect certain reclassifications to conform the presentation of these amounts to the current period presentation in Exelon’s financial statements. The selected historical financial information as of and for each of the years in the three-year period ended December 31, 2015 is derived from our audited financial statements for such fiscal years, revised to reflect certain reclassifications to conform the presentation of these amounts to the current period presentation in Exelon’s financial statements. The reclassifications were not considered errors for DPL. You should read the selected historical financial information in conjunction with the historical financial statements and related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and in our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated herein by reference.

Delmarva Power & Light Company

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(in millions)	2016	2015	2015	2014	2013
Income Statement Data
Operating revenue	$974	$1,004	$1,302	$1,282	$1,233
Operating expenses	948	886	1,137	1,075	1,048
Operating income	30	118	165	207	185
Net income	(16)	55	76	104	89
Balance Sheet Data
Cash and cash equivalents	$4	$5	$5	$4	$2
Total assets	4,023	3,907	3,969	3,744	3,442
Short-term borrowings	17	66	105	106	147
Long-term debt due within one year	218	105	204	204	205
Long-term debt	1,047	1,161	1,061	963	860
Total shareholder’s equity	1,295	1,228	1,237	1,178	1,044

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2016, and as adjusted to give effect to the issuance and sale of the bonds and the use of the net proceeds from this offering as set forth under “Use of Proceeds” above. This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of September 30, 2016
	Actual	As Adjusted
	($ in millions) (unaudited)
Short-term borrowings	$17	$—
Long-term debt due within one year	218	118
Long-term debt	1,047	1,222
Total shareholders’ equity	1,295	1,295

Total capitalization	$2,577	$2,635

DESCRIPTION OF FIRST MORTGAGE BONDS

The following description of the terms of the bonds offered hereby summarizes certain general terms that will apply to the bonds. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the mortgage, as defined below. We suggest that you read the complete text of the mortgage, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

The bonds will be issued under a mortgage and deed of trust between us and The Bank of New York Mellon (ultimate successor to The New York Trust Company), as trustee, dated October 1, 1943, which we refer to as the mortgage.

The bonds offered by this prospectus supplement and the accompanying prospectus will be part of our First Mortgage Bonds, 4.15% Series due May 15, 2045, of which we issued $200.0 million in aggregate principal amount on May 11, 2015. As part of this series, the bonds offered hereby will have terms that are identical to the previously issued bonds of this series (other than the initial offering price), will have the same CUSIP number and will be fungible with the previously issued bonds of this series. Upon the issuance of the bonds offered hereby, the outstanding aggregate principal amount of our First Mortgage Bonds, 4.15% Series due May 15, 2045, will be $375.0 million.

We will issue the bonds on the basis of (i) refundable bonds that we have paid at maturity, redeemed or repurchased (other than with funds from the trust estate) and that we have not used as the basis for issuing first mortgage bonds, withdrawing cash or as a credit under the mortgage and (ii) the bondable value of property additions that we have constructed or acquired after October 15, 1943.

After giving effect to the issuance of the bonds and the application of the proceeds received thereby to repay the maturing notes (and the corresponding satisfaction of the series of our first mortgage bonds that collateralizes the maturing notes):

•	$1,205.5 million in aggregate principal amount of first mortgage bonds will be outstanding (including $80.5 million in aggregate principal amount of first mortgage bonds collateralizing certain series of outstanding variable rate demand bonds issued on our behalf);

•	as of October 31, 2016, we had $1,906.7 million of property additions available for the purposes permitted in the mortgage, including any subsequent issuance of bonds by us under the mortgage;

•	as of October 31, 2016, $100.0 million of refundable bonds (previously issued and no longer outstanding) were available for the purposes permitted in the mortgage, including any subsequent issuance of bonds by us under the mortgage; and

•	as of October 31, 2016, available property additions and refundable bonds would permit, and the net earnings test would not prohibit, the issuance of approximately $1,244.0 million in principal amount of additional bonds, but only at a weighted average interest rate that does not exceed approximately 2.08%.

We will issue the bonds only in fully registered form without coupons. The bonds will be issued in fully-registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The bonds will be initially issued in book-entry form through the facilities of DTC, as depositary. So long as the bonds remain deposited with DTC, in DTC’s book-entry system, transfers or exchanges of beneficial interests in the bonds may be effected only through records maintained by DTC or its nominee, and payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described under “Book-Entry Only—The Depository Trust Company” in this prospectus supplement.

Maturity, Interest and Payment

The bonds will mature on May 15, 2045 and will bear interest at a rate of 4.15% per year. Interest on the bonds will be payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 2017. Interest on the bonds will accrue from November 15, 2016, the last date on which interest was paid on the previously issued bonds of this series. If an interest payment date falls on a day that is a legal holiday or a day on which banking institutions are authorized by law to close, interest will be paid on the next succeeding date that is not a legal holiday or a day on which banking institutions are so authorized, with the same force and effect as if made on such interest payment date.

Interest will be paid to the persons in whose names the bonds are registered at the close of business on each May 1 and November 1. However, interest payable at maturity will be paid to the person to whom the principal is paid. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from November 15, 2016, the last date on which interest was paid on the previously issued bonds of this series. In addition to the public offering price of the bonds offered hereby that is set forth on the cover page of this prospectus supplement, purchasers of the bonds will pay accrued interest from November 15, 2016 up to but excluding the date of issuance. If not repaid at maturity, the bonds will bear interest at the highest rate of interest borne by any bonds outstanding under the mortgage until they are repaid or payment is duly provided for.

We will pay principal, premium, if any, and interest on the bonds in immediately available funds at the corporate trust office of The Bank of New York Mellon, in the City of New York, as paying agent for the bonds, or at the office of any other paying agent that we may designate. We may change the place of payment on the bonds, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Optional Redemption

We may redeem all or any portion of the bonds at our option, at any time prior to their maturity, at the redemption price described below. We will give notice of our intent to redeem the bonds at least 30 days, but no more than 90 days, prior to the redemption date.

If we redeem all or any part of the bonds as described above prior to the Par Call Date (as defined below), we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the bonds being redeemed; and

•	the Make-Whole Amount for the bonds being redeemed;

plus, in each case, accrued and unpaid interest on those bonds to, but not including, the redemption date. If we redeem all or any part of the bonds pursuant to the provisions thereof on or after the Par Call Date, we will pay a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds to be redeemed that would be utilized (assuming for this purpose that the bonds mature on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the bonds.

“Comparable Treasury Price” means, with respect to any redemption date prior to the Par Call Date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means an investment banking institution of national standing appointed by us that is not the Reference Treasury Dealer.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest on the bonds being redeemed that would be due if the bonds matured on the Par Call Date (not including the amount, if any, of unpaid interest accrued to, but not including, the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points.

“Par Call Date” means November 15, 2044.

“Reference Treasury Dealer” means a primary United States Treasury securities dealer appointed by us.

“Reference Treasury Dealer Quotations” means, with respect to any redemption date prior to the Par Call Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. Eastern Time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date prior to the Par Call Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If at the time notice of redemption is given, the redemption moneys are not on deposit with the trustee, the redemption shall be subject to the receipt of such moneys on or before the redemption date, and such notice shall be of no effect unless such moneys are received.

Upon deposit of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

No Sinking Fund

There is no provision for a sinking fund applicable to the bonds.

Highly Leveraged Transactions

The mortgage does not contain any covenants or other provisions that specifically are intended to afford holders of the bonds special protection in the event of a highly leveraged transaction.

Security

The bonds will be secured equally with all other first mortgage bonds outstanding or hereafter issued under the mortgage (except as any sinking fund may afford additional security for a particular series) by the lien of the mortgage which constitutes a first lien on substantially all of our real and personal property and franchises, other than the following:

(i)	cash;

(ii)	shares of stock and obligations (including bonds, notes and other securities) unless specifically pledged;

(iii)	goods, wares, merchandise, equipment, materials or supplies held or acquired for the purpose of sale or resale in the usual course of business or for consumption by us in the operation of our properties; and

(iv)	judgments, contracts, accounts and choses in action, the proceeds of which we are not required to deposit with the trustee;

provided, that if there is a completed default under the mortgage and the trustee or a receiver takes possession of the mortgaged property as provided under the mortgage, the property described in clauses (iii) and (iv) will cease to be excepted from the lien of the mortgage to the extent permitted by law.

The lien of the mortgage is subject to (a) the conditions and limitations in the instruments through which we claim title to our properties, (b) excepted encumbrances (as defined in the mortgage), and (c) the prior lien of the trustee for its reasonable compensation, expenses and liability. The lien of the mortgage is subject further to the qualification that where payments for rights-of-way on or under private property for transmission and distribution lines and mains were minor in amount, no examination of underlying titles as to rights-of-way have been made.

The lien of the mortgage also extends to after-acquired property (other than the excluded property described above), including property acquired as a result of a merger or consolidation. However, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically describing such property as being subject to the lien of the mortgage. The after-acquired property clause may not be effective as to property acquired subsequent to the filing of a case with respect to us under the federal bankruptcy code.

Issuance of Additional First Mortgage Bonds

The bonds offered hereby are our First Mortgage Bonds, 4.15% Series due May 15, 2045, of which we issued $200.0 million in aggregate principal amount on May 11, 2015. We may from time to time, without the consent of the holders, issue further additional bonds of this series subject to the limitations described below. Any such additional bonds of the same series will have the same terms and the same CUSIP number as, and on this basis will be fungible with, the bonds being offered hereby.

Subject to the limitations described in the following paragraph, we may issue additional first mortgage bonds ranking equally with the bonds in an aggregate amount of up to:

•	60% of the sum of the cost or then fair value to us (whichever is less) of the bondable value of property additions we have constructed or acquired after October 15, 1943;

•	the aggregate principal amount of refundable prior lien bonds theretofore or then retired that we have not previously used as the basis for issuing first mortgage bonds, withdrawing cash or as a credit under the mortgage;

•	the aggregate principal amount of any first mortgage bonds theretofore issued and then or thereafter retired that we have not previously used as the basis for issuing first mortgage bonds, withdrawing cash or as a credit under the mortgage; or

•	the amount of cash deposited with the trustee in respect of the issuance of the additional first mortgage bonds.

Property additions include property that is used or useful for the business of manufacturing, purchasing or otherwise acquiring, transmitting, distributing or supplying electricity or gas or steam or hot water for power or heat or other purposes. To qualify as a property additions, the property must be located in the States of Delaware or Maryland or the Commonwealth of Virginia or states contiguous thereto.

We cannot issue additional first mortgage bonds unless our net earnings (as defined by the mortgage) for any 12 consecutive calendar months during the immediately preceding 15 calendar months have been at least two times the annual interest requirement on the bonds to be issued and all other first mortgage bonds and prior lien bonds then outstanding. This limitation does not apply if the first mortgage bonds are being issued on the basis of refundable prior lien bonds or retired bonds if the interest rate of the bonds is higher than that of the refundable prior lien bonds or retired bonds, unless the maturity date of the refundable prior lien bonds or retired bonds is less than two years after the authentication and delivery of the bonds.

Release of Property

As long as we are not in default in the payment of interest on any outstanding first mortgage bonds and no completed defaults have occurred and are continuing under the mortgage, we may obtain the release from the lien of the mortgage of property that we have sold, exchanged or contracted to sell or exchange by reducing the amount of bondable property additions or retired bonds that otherwise could be the basis for issuing bonds under the mortgage. We also may obtain the release of property from the lien of the mortgage by depositing with the trustee (i) cash, (ii) purchase money obligations that we receive as consideration for and secured by the property to be released or (iii) the fair value of any property additions that we acquire as consideration for the property to be released in an amount at least equal to the fair value of the property to be released. Purchase money obligations may only be used as the basis for releasing property under the mortgage to the extent that (i) the principal amount thereof does not exceed 60% of the fair value of the bondable property to be released and (ii) the aggregate amount of such purchase money obligations, when combined with all other purchase money obligations used as the basis for releasing property does not exceed 20% of the sum of all outstanding first mortgage bonds plus all new bonds that could be issued on the basis of property additions, refundable prior lien bonds and retired bonds under the mortgage.

We may, without release by the trustee, (i) dispose of any obsolete property upon replacing such property with other property of at least equal value or (ii) surrender or modify any right, power, franchise, license or permit as our board of directors determines is desirable in the conduct of our business and does not impair the security for the then outstanding first mortgage bonds.

Cash may be used by the trustee, at our discretion, to redeem or purchase outstanding first mortgage bonds at a purchase price not exceeding the current redemption price of the first mortgage bonds or, if the first mortgage bonds are not redeemable prior to maturity at a price of not more than 105% of the principal amount thereof. Any cash that is not withdrawn, used or applied within the three year period after it is deposited with the trustee, must be used by the trustee to redeem or repurchase outstanding first mortgage bonds.

Withdrawal of Cash Deposited with Trustee

As long as we are not in default in the payment of interest on any outstanding first mortgage bonds and no completed defaults have occurred and are continuing under the mortgage, we may withdraw cash deposited with the trustee to obtain the release of property or for other purposes:

•	in an amount equal to the bondable value of property additions that we elect to make the basis of a withdrawal pursuant to the terms of the mortgage; and

•	by reducing by an equal amount the principal amount of refundable prior lien bonds and retired bonds that we have not previously used as the basis for issuing first mortgage bonds, withdrawing cash or as a credit under the mortgage.

Dividend Restrictions on Common Stock

The mortgage prohibits us from declaring or paying any dividend on our common stock or making distributions to our common stockholders (other than dividends or distributions solely in shares of common stock) or purchasing or otherwise acquiring our common stock for value, unless after the payment of such dividend or the making of such distribution, purchase or acquisition, the provision for property retirements or depreciation made during the period from October 15, 1943 to the end of the calendar year preceding the date of such payment, distribution, purchase or acquisition, plus our earned surplus accumulated on and after October 15, 1943 is not less than the aggregate minimum provision for property retirements or depreciation for the period from October 15, 1943 to the end of the calendar year preceding the date of such payment distribution, purchase or acquisition (calculated as specified in the mortgage).

Maintenance Fund

If the cumulative amount we have expended for property additions subsequent to October 15, 1943 is at the end of each calendar year less than the minimum provision for property retirements or depreciation for the same period (calculated as specified in the mortgage), we are required to deposit with the trustee cash in an amount equal to the deficiency, less any available maintenance credit, on or before the next succeeding April 30. As an alternative to the deposit of cash, we may instead elect to reduce by an equal amount the principal balance of retired first mortgage bonds that have not previously been used as the basis for issuing first mortgage bonds, the withdrawal of cash or as a credit under the mortgage.

Consolidation, Merger or Transfer of Assets

Nothing in the mortgage or terms of the bonds prevents us from:

(i)	consolidating with another corporation;

(ii)	merging into another corporation; or

(iii)	conveying, transferring or leasing, subject to the lien of the mortgage, all or substantially all of our property subject to the lien of the mortgage as an entirety or substantially as an entirety;

provided that:

(i)	the terms of the transaction do not impair the lien or security of the mortgage or the rights and powers of the trustee or the holders of first mortgage bonds;

(ii)	if we consolidate, merge into another corporation, or convey or transfer our property as an entirety or substantially as an entirety, or enter into a lease the term of which extends beyond the date of maturity of any outstanding first mortgage bonds, the successor corporation is required to assume by supplemental indenture all of our obligations under the mortgage and on the outstanding first mortgage bonds; and

(iii)	if we lease our property as an entirety or substantially as an entirety, the lease must be subject to immediate termination by the trustee at any time during the continuance of a completed default under the mortgage.

If we consolidate with or merge into any other corporation, or convey or transfer our property as an entirety or substantially as an entirety, the mortgage will not (unless the successor corporation elects otherwise) be or become a lien upon any of the properties or franchises owned by the successor corporation, except for:

(i)	those properties acquired from us and property that the successor corporation shall thereafter acquire or construct that forms an integral part of, and is essential to the use or operation of, the property subject to the lien of the mortgage;

(ii)	property used by the successor corporation as the basis for authentication of first mortgage bonds, the withdrawal of cash or the release of property under the mortgage, or

(iii)	such franchises, repairs and additional property as may be acquired, made or constructed by the successor corporation (a) to maintain, renew and preserve the franchises covered by the mortgage and to maintain the mortgaged property as an operating system in good repair, working order and condition or (b) in accordance with any covenant or condition under the mortgage that we are required to perform or observe.

Although there is a limited body of case law interpreting the phrases “substantially all” and “as an entirety,” there is no precise established definition of these phrases under applicable law. As a result of this uncertainty:

(i)	there could be a disagreement between us and the holders of first mortgage bonds over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the mortgage and, consequently, whether a failure to assume such obligations would result in a completed default under the mortgage;

(ii)	in the event that the holders of first mortgage bonds attempt to declare a completed default under the mortgage and exercise their acceleration rights under the mortgage in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrases; and

(iii)	it may be difficult for holders of first mortgage bonds to declare a completed default under the mortgage and exercise their acceleration rights.

Modification

Modifications Without Consent

Without the consent of the holders of first mortgage bonds, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to correct or amplify the description of any property subject to the mortgage;

(ii)	to evidence the succession of another corporation to our obligations under the mortgage and under the first mortgage bonds in the circumstances described under the heading “Consolidation, Merger or Transfer of Assets” above;

(iii)	to set forth the terms and provisions of any new series of first mortgage bonds in accordance with the terms of the mortgage;

(iv)	to add to our covenants under the mortgage for the protection of the holders of the first mortgage bonds; and

(v)	to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained in the mortgage or any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the mortgage not inconsistent with the provisions of the mortgage and which do not adversely affect the interests of the holders of the first mortgage bonds.

Modifications With Consent

The mortgage may be modified with our consent and the consent of the holders of 75% of the aggregate principal amount of the first mortgage bonds then outstanding that are affected by such modification; provided, however, that no such modification shall (i) extend the maturity of, reduce the rate or extend the time of payment of interest on, or reduce the principal amount of any first mortgage bonds without the consent of the holder of each first mortgage bond so affected or (ii) reduce the consent percentage required for modification without the consent of the holders of all of the outstanding first mortgage bonds.

The mortgage provides that any first mortgage bonds owned by us, any other obligor on the first mortgage bonds or any of our or their affiliates, shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

Completed Defaults

The term “completed default,” when used in the mortgage with respect to all first mortgage bonds issued thereunder, means any of the following:

(i)	we fail to pay principal on any first mortgage bond when due;

(ii)	we fail to pay interest on any first mortgage bond within 60 days after such payment is due;

(iii)	we fail to pay principal, premium, if any, or interest on any prior lien bonds, beyond any applicable grace period specified in the prior lien;

(iv)	by decree of a court of competent jurisdiction, we are adjudicated bankrupt or insolvent or an order is entered for our involuntary winding up, liquidation or reorganization under federal or state bankruptcy law, and such decree or order continues unstayed on appeal or otherwise for a period of 60 days;

(v)	we file a voluntary bankruptcy petition, consent to the filing of such a bankruptcy petition or make an assignment for the benefit of creditors; or

(vi)	we fail to perform or observe any other covenant, agreement or condition of the mortgage for 60 days after we have received written notice from the trustee, or the we and the trustee have received written notice from the holders of at least 25% in principal amount of the first mortgage bonds, of such failure.

The mortgage requires the trustee to provide notice to the holders of the first mortgage bonds within 60 days after the occurrence of a completed default described in clause (vi) and within 90 days after the occurrence of all other completed defaults (not including any specified grace periods) known to the trustee, unless such default was cured prior to the giving of the notice. The trustee may, however, except in the case of a default in the payment of principal, premium, if any, or interest, or in the payment of any sinking or purchase fund installment, withhold notice to the holders of the first mortgage bonds of any default if the trustee in good faith determines that the withholding of notice is in the interests of the holders.

We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the mortgage.

Remedies

Upon the occurrence of a completed default, the trustee, or the holders of at least 25% in principal amount of all outstanding first mortgage bonds upon written notice to us and the trustee, may declare all outstanding first mortgage bonds immediately due and payable. If, before any judgment or decree for the payment of monies due is obtained or any sale of mortgaged property has occurred, all interest in arrears has been paid and all defaults have been cured, the holders of a majority in principal amount of outstanding first mortgage bonds may waive all defaults and rescind and annul such declaration and its consequences.

In circumstances other than as described in the preceding paragraph, the holders of at least two-thirds in aggregate principal amount of first mortgage bonds outstanding may on behalf of all holders of first mortgage bonds waive any past completed default except a completed default relating to the non-payment of any principal or interest thereon.

In the case of a breach of any of the covenants, agreements or conditions of the mortgage, the trustee may institute judicial proceedings as it deems necessary to prevent any impairment of the security under the mortgage or to preserve and protect its interests, the security and the interests of the holders of the first mortgage bonds. In the case of a completed default, the trustee may, and at the request in writing of not less than a majority of the aggregate principal amount of the first mortgage bonds then outstanding shall, take action to enforce payment of the first mortgage bonds then outstanding and to foreclose the mortgage and sell the property. The trustee is not obligated to take such action at the request of the holders of mortgage bonds unless the trustee has been reasonably indemnified.

No holder of a first mortgage bond has the right to institute proceedings for the enforcement of the mortgage, unless:

(i)	such holder previously has given the trustee written notice of a completed default;

(ii)	the holders of at least 25% in principal amount of the outstanding first mortgage bonds have requested in writing that the trustee take action under the mortgage (and provided the trustee with indemnity satisfactory to it); and

(iii)	such holders have offered the trustee a reasonable opportunity to exercise its powers as trustee or to institute an action, suit or proceeding in its own name.

However, this provision does not impair the right of any holder of a first mortgage bond to enforce our obligation to pay the principal of and interest on such first mortgage bond when due, which obligations are absolute and unconditional.

The laws of the State of Delaware, the State of Maryland, the Commonwealth of Pennsylvania and the Commonwealth of Virginia, where the mortgaged property is located, may limit or deny the ability of the trustee or the bondholders to enforce certain rights and remedies provided in the mortgage in accordance with their terms.

Defeasance and Discharge

If at any time we:

•	deposit with the trustee money for the payment or redemption of all or any part of the first mortgage bonds then outstanding of one or more series, including the payment of all interest due thereon;

•	irrevocably direct the trustee to use the deposited money for the purpose of payment or redemption, as the case may be; and

•	in the case of a redemption, provide notice of redemption,

then such first mortgage bonds will be deemed paid for purposes of the mortgage and shall not be entitled to any lien or benefit under the mortgage.

If all of the first mortgage bonds, including all interest due thereon, have been paid the trustee is obligated, upon our request, to cancel and discharge the lien of the mortgage and to reconvey and transfer to us the mortgaged property.

Title, Registration and Transfer

We, the trustee and any paying agent may deem and treat the person in whose name first mortgage bonds are registered as the absolute owner thereof for the purpose of making payments and for all other purposes of the mortgage. So long as any first mortgage bonds are outstanding, we must maintain an office or agency where holders can present or surrender first mortgage bonds for payment or for transfer or exchange and where holders can serve notices and demands to or upon us. We have designated the corporate trust office of The Bank of New York Mellon in the City of New York as our agent for these purposes. We will not impose charges on any transfer or exchange, other than as may be required for the payment of any taxes or other governmental charges incident thereto.

Removal or Resignation of Trustee

The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation will take effect and by publishing such notice in a daily newspaper of general circulation in the City of New York on any business day of a week for three successive calendar weeks. If the trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act of 1939, the trustee generally must either eliminate the conflicting interest or resign within 90 days. The trustee may be removed at any time by the holders of a majority in principal amount of first mortgage bonds then outstanding. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Information About the Trustee

The Bank of New York Mellon acts as trustee under the mortgage. In addition, The Bank of New York Mellon and its affiliates act, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with The Bank of New York Mellon and its affiliates in the ordinary course of our business.

Book-Entry Only—The Depository Trust Company

We will issue the bonds in the form of one or more global bonds in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act. DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the bonds by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds in DTC’s records. The ownership interest of each actual purchaser of bonds is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the bonds will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, except in the event that use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the direct participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to direct participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global bonds from any beneficial owner or otherwise.

Redemption notices will be sent to DTC. If less than all of the bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global bonds, such nominee for all purposes will be considered the sole owner or holder of the bonds for all purposes under the mortgage. Except as provided below, beneficial owners will not be entitled to have any of the bonds registered in their names, will not receive or be entitled to receive physical delivery of the bonds in definitive form and will not be considered the owners or holders thereof under the mortgage.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the trustee or us. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the bonds at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if a completed default with respect to the bonds has occurred and is continuing, bond certificates in fully registered form are required to be printed and delivered to beneficial owners of the global bonds representing such bonds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the bonds to or receiving interests in the bonds from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the bonds received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the bonds, or payments to, or the providing of notice to direct participants or beneficial owners.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the bonds. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. There can be no assurance that a change in law will not alter significantly the tax considerations described in this discussion. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below and no assurances can be given that the IRS will not successfully assert contrary positions.

We are offering $175.0 million in aggregate principal amount of First Mortgage Bonds, 4.15% Series due May 15, 2045. There is currently outstanding $200.0 million in aggregate principal amount of bonds of this series that were issued on May 11, 2015 (the “Prior Issuance”). The bonds offered hereby will be fungible with the bonds issued in the Prior Issuance and will be subject to the same information reporting for U.S. federal income tax purposes. This discussion pertains to the additional bonds offered hereby, and does not apply to the bonds that are presently outstanding.

This summary deals only with purchasers who purchase bonds at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the bonds is sold for money, and who hold bonds as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with persons subject to special treatment under the United States federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, banks, thrifts and other financial institutions, retirement plans, real estate investment trusts, regulated investment companies, dealers or traders in securities, currencies or notional principal contracts, persons holding a bond as a position in a straddle, hedge, conversion transaction or other integrated transaction for tax purposes, or who mark their securities to market for federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies” and their shareholders, government instrumentalities, certain part-year nonresident aliens, former citizens or residents of the United States, or “United States persons” (within the meaning of the Code) whose functional currency is other than the United States dollar). Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift or other non-income tax laws, the tax laws of any U.S. state or locality, or any non-U.S. tax laws.

You should consult your tax advisor regarding the application of the U.S. federal, state and local income tax laws to your particular situation and the consequences of U.S. federal estate or gift tax laws and tax treaties.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of bonds that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of bonds that is not a U.S. Holder.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the bonds, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the bonds should consult its tax advisor with regard to the U.S. federal income tax treatment of owning the bonds.

U.S. Holders

Qualified Reopening

Debt instruments issued as part of the “qualified reopening” of a previous issue of debt instruments are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original debt instruments. It is expected that this offering of the bonds will meet the requirements for a “qualified reopening” of the Prior Issuance under applicable U.S. Treasury regulations and therefore as having the same issue price and issue date as the Prior Issuance for U.S. federal income tax purposes. Accordingly, this offering of bonds will not be considered to be issued with “original issue discount” for U.S. federal income tax purposes.

Stated Interest

In general, stated interest on a bond will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the price paid for the bonds issued pursuant to this offering will be allocable to interest that accrued prior to the date such bonds are purchased (‘pre-issuance accrued interest”). To the extent that a portion of a U.S. Holder’s purchase price for the bonds is allocable to pre-issuance accrued interest, a portion of the first stated interest payment equal to the amount of such pre-issuance accrued interest may be treated as a nontaxable return of such pre-issuance accrued interest to the U.S. Holder. The remainder of this discussion assumes that the bonds will be so treated, and all references to interest in the remainder of this discussion exclude references to pre-issuance accrued interest.

Taxable Disposition of a Bond

Upon the sale, exchange, redemption, retirement or other taxable disposition of a bond, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (a) the amount realized on the sale, exchange, redemption or other taxable disposition (except to the extent the cash or property is attributable to accrued and unpaid stated interest, which will be treated as a payment of interest and taxed in the manner described above under “—Stated Interest” to the extent not previously included in income, and excluding any amounts attributable to pre-issuance accrued interest) and (b) the U.S. Holder’s adjusted tax basis in the bond. In general, a U.S. Holder’s adjusted tax basis in a bond will be equal to the initial purchase price of the bond paid by the U.S. Holder. Gain or loss recognized on the sale, exchange, retirement, redemption or other taxable disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other taxable disposition the bond has been held for more than one year. For individuals and other noncorporate U.S. Holders, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Tax on Net Investment Income

A 3.8% tax is imposed on the “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) of certain individuals, trusts and estates, if their adjusted gross income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” and (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income,” and (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins (for taxable years beginning in 2016, $12,400). For these purposes, “net investment income” will generally include interest on and net gain attributable to the disposition of property not held in a trade or business (including interest paid on and gain from the sale, exchange, redemption or other taxable disposition of a bond), other than a trade or business that consists of certain passive or trading activities, and certain other types of income, reduced by permitted deductions properly allocable to the income or gain. Prospective U.S. Holders should consult their own tax advisors regarding the implications of this net investment income tax based upon their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain noncorporate U.S. Holders. Generally, we must report annually to the IRS the amount of interest that we have paid to a U.S. Holder and the amount of tax that we withheld on that interest. In addition, backup withholding is required on such payments unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is generally the individual’s Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules or such U.S. Holder otherwise establishes an exemption. The current rate of backup withholding is 28% of the amount paid (whether as interest, principal or gross proceeds from sale). Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Any amounts withheld under backup withholding rules will be allowed as a credit against a U.S. Holder’s federal income tax liability, if any, or a refund may be obtained if amounts withheld exceed a U.S. Holder’s federal income tax liability and such U.S. Holder timely provides the required information or appropriate claim form to the IRS.

Non-U.S. Holders

For purposes of this discussion, any interest income and any gain realized on the sale, exchange, retirement or other taxable disposition of a bond will be considered “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States and (ii) if a tax treaty applies, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of Interest

Subject to the discussion of the Foreign Account Tax Compliance Act, or FATCA, and backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of payments of interest on the bonds if each of the following requirements is satisfied:

•	the interest is not effectively connected with the conduct of a trade or business in the United States.

•

the Non-U.S. Holder provides the applicable withholding agent with a properly completed Internal Revenue Service, or IRS, Form W-8BEN or W-8 BEN-E (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. If a bond is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if

(1) the Non-U.S. Holder provides such a form to the organization or institution and (2) the organization or institution, under penalties of perjury, certifies to the applicable withholding agent that it has received such a form from the beneficial owner or another intermediary and furnishes the applicable withholding agent with a copy thereof.

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of the DPL’s stock.

•	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined for U.S. federal income tax purposes) that is actually or constructively related to DPL.

If all of these conditions are not met, a 30% U.S. withholding tax will apply to payments of interest on the bonds unless either (1) an applicable income tax treaty reduces or eliminates such tax or (2) the interest is U.S. trade or business income (as defined above) and, in each case, the Non-U.S. Holder complies with applicable certification requirements. In the case of the second exception, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such interest income on a net income basis in the same manner as a U.S. Holder. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax at a 30% rate (or any lower applicable tax treaty rate) on such income. Special certification procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. Non-U.S. Holders should consult their tax advisors for information on the impact of these regulations.

Treatment of Disposition of Bonds

Upon the sale, exchange, retirement or other taxable disposition of a bond, a Non-U.S. Holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, the treatment of which is described above, and excluding any amounts attributable to pre-issuance accrued interest) and (2) the Non-U.S. Holder’s adjusted tax basis in the bond. A Non-U.S. Holder’s adjusted tax basis in a bond will generally equal the amount the Non-U.S. Holder paid for the bond.

Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale, exchange, retirement or other taxable disposition of a bond unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

•	the gain is U.S. trade or business income (as defined above).

An individual who is described only in the first bullet point above will be subject to U.S. federal income tax at the rate of 30% (or any lower applicable tax treaty rate) on any gain recognized, which may be offset by U.S. source capital losses (even though such individual is not considered a resident of the United States).

In the case of the second bullet point above, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized at the applicable graduated U.S. federal income tax rates in the same manner as a U.S. Holder. In addition, a corporation may be subject to a branch profits tax at a 30% rate (or any lower applicable tax treaty rate) on any such gain that is U.S. trade or business income.

Foreign Account Tax Compliance Act

FATCA imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on interest on, and gross proceeds from the sale or other disposition of, bonds if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

Different rules than those described above may apply to Non-U.S. Holders resident in jurisdictions that have entered into intergovernmental agreements with the United States.

Pursuant to the delayed effective dates provided for in the final Treasury regulations and other administrative guidance, the required withholding currently applies to interest on the bonds and will apply beginning on January 1, 2019, with respect to gross proceeds from a sale or other disposition of the bonds.

If withholding is required under FATCA on a payment related to the bonds, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Backup Withholding and Information Reporting

Information statements generally will be required to be provided to Non-U.S. Holders and the IRS reporting interest paid with respect to the bonds. Payments of the proceeds of the sale or other disposition of the bonds to Non-U.S. Holders may also be subject to information reporting unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes an exemption. Such payments of interest or disposition proceeds may also be subject to backup withholding (currently at a rate of 28%) unless the Non-U.S. Holder is able to establish its exemption from backup withholding (generally through the provision of an IRS Form W-8BEN or W-8 BEN-E.)

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of bonds under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only; it is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of the bonds, including the consequences of any proposed change in applicable laws.

UNDERWRITING

BNP Paribas Securities Corp. and MUFG Securities Americas Inc. are acting as representatives of the underwriters set forth below. Subject to the terms and conditions contained in the underwriting agreement dated the date hereof, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us the respective amount of the bonds set forth opposite its name in the table below.

Underwriter	Principal Amount
BNP Paribas Securities Corp.	$
MUFG Securities Americas Inc.
CIBC World Markets Corp.
KeyBanc Capital Markets Inc.

Total		$175,000,000

The obligations of the several underwriters to purchase the bonds are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of bonds may be terminated. The offering of the bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the several underwriters may be required to make in respect of any of those liabilities.

We expect to deliver the bonds on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (T+5). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose to initially offer the bonds to the public at the price to public appearing on the cover page of this prospectus supplement and may also offer the bonds to certain securities dealers at the price to public on the cover of this prospectus supplement less a concession of         % of the principal amount of the bonds. The underwriters may allow, and such dealers may re-allow, a discount not in excess of         % of the principal amount of the bonds. After the initial public offering, the price to public, concession and discount may be changed.

Our expenses associated with the offer and sale of the bonds, excluding underwriting discounts, are estimated to be approximately $500,000.

Additional Issue of Bonds

There is currently outstanding $200.0 million in aggregate principal amount of bonds of this series that were issued on May 11, 2015. The bonds offered hereby will be fungible with the previously issued bonds of this series, and both the bonds offered hereby and such previously issued bonds, taken together, will be treated as a single series for all purposes. Upon the issuance of the bonds offered hereby, the outstanding aggregate principal amount of bonds of this series will be $375.0 million.

The underwriters are not obligated to make a market in the bonds. We do not intend to apply for listing of the bonds on any securities exchange. The underwriters have advised us that they intend to make a market in the bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the bonds, the ability of the holders to sell their bonds or the price at which holders will be able to sell their bonds.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the bonds. These transactions may include purchases for the purpose of fixing or maintaining the price of the bonds.

The underwriters may create a short position in the bonds in connection with the offering. That means they sell a larger principal amount of the bonds than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase bonds in the open market to reduce the short position.

If the underwriters purchase the bonds to stabilize the price or to reduce their short position, the price of the bonds could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the bonds and any of such transactions may be discontinued at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facility. In particular, the underwriters or their affiliates from time to time may hold first mortgage bonds or commercial paper issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the bonds. See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors in Certain Jurisdictions

European Economic Area

This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by DPL for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of bonds shall require DPL or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to DPL; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Hong Kong

The bonds may not be offered or sold by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, and the offer of the bonds in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the bonds may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the bonds be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA or other relevant person as defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Korea

The bonds have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the bonds have been and will be offered in Korea as a private placement under the FSCMA. None of the bonds may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The bonds have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the bonds shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the bonds. By the purchase of the bonds, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the bonds pursuant to the applicable laws and regulations of Korea.

Taiwan

The bonds have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the bonds in Taiwan.

LEGAL MATTERS

Certain legal matters in connection with the offering of the bonds will be passed upon for us by McKennon Shelton & Henn LLP, Baltimore, Maryland, and Covington & Burling LLP, Washington, D.C. Certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus supplement by reference to DPL’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the SEC. Our SEC filings are available to the public over the Internet free of charge on Exelon’s website (www.exeloncorp.com) as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC, and at the SEC’s website (www.sec.gov). Information on Exelon’s website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

This prospectus supplement is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the bonds we are offering. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC (File No. 001-01405) and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of any such documents that is furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) until the offering of the bonds described in this prospectus supplement is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 19, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 10, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on October 26, 2016; and

•	our Current Reports on Form 8-K, filed with the SEC on February 26, 2016, March 7, 2016, March 24, 2016 and May 27, 2016.

The Annual Report on Form 10-K referenced above is a combined report deemed separately filed by Pepco Holdings, Inc. and its reporting subsidiaries. The Quarterly Reports on Form 10-Q referenced above are combined reports deemed separately filed by Exelon and its reporting subsidiaries. Information contained in the combined reports relating to each individual company is filed by such company on its own behalf. Only the information in each such combined report related to DPL is incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely on any information relating to any company other than DPL in determining whether to invest in the bonds.

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct written requests for such copies to Delmarva Power & Light Company, c/o Exelon Corporation, 10 South Dearborn Street, 52nd Floor, P.O. Box 805395, Chicago, Illinois 60680-5398, attention Investor Relations. The telephone number is 312-394-2345.

PROSPECTUS

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Debt Securities

COMMONWEALTH EDISON COMPANY

Debt Securities

PECO ENERGY COMPANY

Debt Securities

BALTIMORE GAS AND ELECTRIC COMPANY

Debt Securities

POTOMAC ELECTRIC POWER COMPANY

Debt Securities

DELMARVA POWER & LIGHT COMPANY

Debt Securities

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	debt securities;
•	common stock;
•	stock purchase contracts;
•	stock purchase units;
•	preferred stock in one or more series;
•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	debt securities

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	debt securities

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	debt securities

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	debt securities

Potomac Electric Power Company (Pepco) may use this prospectus to offer and sell from time to time:

•	debt securities

Delmarva Power & Light Company (DPL) may use this prospectus to offer and sell from time to time:

•	debt securities

Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO, BGE, Pepco or DPL (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

•	Pepco with respect to Securities issued by Pepco.

•	DPL with respect to Securities issued by DPL.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL include those factors discussed herein, as well as the items discussed in (1) the combined 2015 Annual Report on Form 10-K of Exelon, Generation, ComEd, PECO and BGE in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23; (2) the combined 2015 Annual Reports on Form 10-K of Pepco and DPL in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 16; (3) Exelon’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18 and (4) other factors discussed in filings with the SEC by each of the registrants.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in (a) the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, and BGE, as applicable, for the year ended December 31, 2015, filed with the SEC on February 10, 2016, (b) the combined Annual Reports on Form 10-K of Pepco and DPL, as applicable, for the year ended December 31, 2015, filed with the SEC on February 19, 2016 and (c) (3) the registrants’ combined Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO, BGE Pepco, DPL and Atlantic City Electric Company, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220.

EXELON GENERATION COMPANY, LLC

Generation’s integrated business consists of its owned and contracted electric generating facilities and investments in generation ventures that are marketed through its leading customer-facing activities. These customer-facing activities include, wholesale energy marketing operations and its competitive retail customer supply of electric and natural gas products and services, including renewable energy products, risk management services and natural gas exploration and production activities. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

POTOMAC ELECTRIC POWER COMPANY

Pepco’s energy delivery business consists of the Purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland.

Pepco was incorporated in the District of Columbia in 1896 and Virginia in 1949. Pepco’s principal executive offices are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

DELMARVA POWER & LIGHT COMPANY

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of Maryland and Delaware, and the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services in northern Delaware.

DPL was incorporated in Delaware in 1909 and Virginia in 1979. DPL’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	4.9	2.4	2.6	2.7	3.3	1.8

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to combined fixed charges and preference security dividends	4.9	2.3	2.5	2.7	3.3	1.8

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	7.3	2.6	3.3	2.8	3.5	2.1

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	3.0	3.0	1.7	3.1	3.1	3.4

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	4.7	4.9	5.6	5.0	5.4	5.3

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	2.4	1.0	3.6	3.8	4.7	4.5

Pepco

The following are Pepco’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	2.22	2.54	2.89	3.05	3.08	0.10	(a)

(a)	The ratio coverage was less than 1:1. Pepco required additional earnings of $64 million in order to achieve a coverage ratio of 1:1.

DPL

The following are DPL’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	3.31	3.25	3.64	4.19	3.31	(1.2	)(a)

(a)	The ratio coverage was less than 1:1. DPL required additional earnings of $62 million in order to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston  & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of (a) Exelon, Generation, ComEd, PECO and BGE incorporated in this prospectus by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2015 and (b) of Pepco and DPL by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street - 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Exelon’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934 on October 10, 2000, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on January 7, 2016, February 26, 2016, March 7, 2016, March 24, 2016, April 1, 2016, April 5, 2016, April 7, 2016, April 15, 2016, April 29, 2016, May 25, 2016, May 25, 2016, May 27, 2016, June 2, 2016, June 3, 2016, June 10, 2016 and July 7, 2016.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Generation’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on April 5, 2016, April 15, 2016, May 25, 2016, May 27, 2016, June 2, 2016 and July 7, 2016.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	ComEd’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	ComEd’s Current Reports on Form 8-K filed with the SEC on May 27, 2016 and June 27, 2016.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	PECO’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

•	PECO’s Current Report on Form 8-K filed with the SEC on May 27, 2016.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	BGE’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	BGE’s Current Reports on Form 8-K filed with the SEC on May 27, 2016, June 3, 2016, June 9, 2016 and August 18, 2016.

Potomac Electric Power Company (Exchange Act File No. 001-01072)

•	Pepco’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Pepco’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	Pepco’s Current Reports on Form 8-K filed with the SEC on February 26, 2016, March 7, 2016, March 24, 2016 and May 27, 2016.

Delmarva Power & Light Company (Exchange Act File No. 001-01405)

•	DPL’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	DPL’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	DPL’s Current Reports on Form 8-K filed with the SEC on February 26, 2016, March 7, 2016, March 24, 2016 and May 27, 2016.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$175,000,000

Delmarva Power & Light Company

First Mortgage Bonds, 4.15% Series due May 15, 2045

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS

MUFG

CIBC Capital Markets

Senior Co-Manager

KeyBanc Capital Markets

December     , 2016